ADDENDUM TO THE
DISTRIBUTION AGREEMENT

THIS ADDENDUM dated as of this ___ day of _____________, 2005, to the Distribution Agreement, dated as of May 6, 1994 (the “Agreement”), is entered by and between Rainier Investment Management Mutual Funds, a Delaware business trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Trust intends to create additional funds; and

WHEREAS, the Trust and USBFS desire to extend said Agreement to apply to the recently added funds; and

WHEREAS, the Agreement allows for its modification by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A attached hereto shall be added to the Agreement.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS	U.S. BANCORP FUND SERVICES, LLC
By:	By:

Name:	Name:

Title:	Title:

1

Exhibit A
to the
Distribution Agreement
Separate Series of Rainier Investment Management Mutual Funds

Name of Series		Date Added

Rainier Balanced Portfolio		5-10-1994
Rainier Balanced Portfolio I		5-2-2002
Rainier Core Equity Portfolio		5-10-1994
Rainier Core Equity Portfolio I		5-2-2002
Rainier Growth Equity Portfolio		5-2-2002
Rainier Intermediate Fixed Income Portfolio		5-2-2002
Rainier Small/Mid Cap Equity Portfolio		5-10-1994
Rainier Small/Mid Cap Equity Portfolio I		5-2-2002
Rainier First American Government Obligations A		9-24-2001
Rainier First American Prime Obligations A		9-24-2001
Rainier First American Prime Obligations I		9-24-2001
Rainier Mid Cap Equity Portfolio	on or about	12-7-2005
Rainier Mid Cap Equity Portfolio I	on or about	12-7-2005